News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS AND PROVIDES 2013 OUTLOOK

WESTPORT, CT, February 19, 2013 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations of $103.6 million, or $0.91 per share, on net sales of $7,348.4 million for the full year 2012, as compared to income from continuing operations of $38.6 million, or $0.35 per share, on net sales of $6,504.6 million for the full year 2011. Excluding the costs associated with debt repayments and certain other items during the year, income from continuing operations as adjusted in the full year 2012 was $1.83 per share. Excluding the gain on the sale of Bucyrus International shares and certain other items, income from continuing operations as adjusted for the full year 2011 was $0.46 per share. The Glossary at the end of this press release contains further details regarding these items.

For the fourth quarter of 2012 loss from continuing operations was $30.7 million, or $0.28 per share, compared to a loss from continuing operations of $4.2 million, or $0.04 per share for the fourth quarter of 2011. Excluding the costs associated with debt repayment and certain other items in the fourth quarter of 2012, income from continuing operations as adjusted would have been $21.9 million, or $0.19 per share. Excluding the impact of certain items in the fourth quarter of 2011, income from continuing operations as adjusted would have been $27.3 million, or $0.25 per share.

Net sales were $1,695.5 million in the fourth quarter of 2012, a decrease of 13.3% from $1,956.6 million in the fourth quarter of 2011. Income from operations was $27.9 million in the fourth quarter of 2012, a decrease of $3.2 million when compared to income from operations of $31.1 million in the fourth quarter of 2011. Excluding the impact of certain items in the fourth quarter of 2012, income from operations as adjusted was approximately $77 million. Excluding the impact of certain items in the fourth quarter of 2011, income from operations as adjusted was approximately $74 million.

All results are for continuing operations, unless stated otherwise. All per share amounts are on a fully diluted basis.

“We made significant progress in 2012. Our primary goals were margin improvement, cash generation and the integration of Demag Cranes AG. We made excellent advancement in these areas and more during the year,” commented Ron DeFeo Terex Chairman and CEO. “We were impacted in the second half of the year by challenging end markets in Europe and Asia but we still meaningfully improved our profitability, generated approximately $554 million of free cash flow, restructured and reduced our debt, and began to realize integration savings as planned.”

Mr. DeFeo continued, “We are optimistic about our business as we begin 2013. We are seeing improvements in many of our end-markets and believe the macro-economic uncertainty that affected our fourth quarter performance will abate by the middle of 2013. Three segments performed well in 2012 and we expect this to continue in 2013. Our Aerial Work Platforms (AWP) segment is continuing to benefit from North American rental channel demand. Cranes performance is expected to remain strong in North America and in certain developing market regions. The Materials Processing (MP) segment performance remains solid. Both the Cranes and MP segments delivered double digit operating margin in the fourth quarter of 2012.”

“The remaining two segments did not perform as well in 2012. We have made good progress with the integration of our Materials Handling & Port Solutions (MHPS) segment. Full year 2012 EBITDA as adjusted for MHPS was approximately $101 million. Benefits are expected from cost synergies globally to help offset weak European markets. In 2013, we expect to exceed the originally targeted $35 million in annual savings and weak markets should stabilize later in the year. The benefits of the big port projects we have won are also expected to be seen in our results in the back half of 2013 and 2014.

“We continue to take strategic actions in our Construction segment. We recently announced an agreement to sell or exit the majority of our roadbuilding product lines. In addition, we plan to exit a number of compact construction component manufacturing businesses in Germany. Many of these businesses were generating poor returns and we expect these actions to improve operating results as the year progresses. We will continue to rationalize costs in our Construction businesses while pursuing non-traditional distribution channels such as the recently announced supply agreement with Takeuchi.”

Outlook

Entering 2013, the Company remains committed to profitable growth, generating cash and realizing the integration benefits of MHPS.

Mr. DeFeo commented, “While balancing the different demand environments in each of our businesses, we are expecting 2013 earnings per share to be between $2.40 and $2.70 (excluding restructuring and unusual items) on net sales of between $7.9 billion and $8.3 billion. Similar to 2012, we expect to generate more than $500 million in free cash flow during 2013, with an aim to further reduce outstanding indebtedness.”

“Over the past several years, we have been diversifying and repositioning our business portfolio to strengthen the competitiveness of our Company. We have moved from what was predominantly a mining and construction equipment company to a more diverse provider of lifting and material handling solutions that serve numerous end markets where we have leadership positions. We have established a 2015 earnings per share goal of $5 from $10 billion in net sales and with a 15% return on invested capital. We believe these targets can be achieved through organic growth and operational improvements.”

Fourth Quarter Performance Review

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release. Effective July 1, 2012, the Company realigned certain operations to provide a single source for serving port equipment customers. The Company's Port Equipment Business and French reach stacker business, both formerly reported in the Company's Cranes segment, were consolidated within the MHPS segment and the results of those businesses are now included in the results of MHPS. The historical results have been reclassified to give effect to this change. Subsequent to December 31, 2012, the Company realigned certain operations in an effort to strengthen its ability to service customers and to recognize certain organizational efficiencies. The Utilities business, formerly part of the AWP segment, will be consolidated within the Cranes segment for financial reporting periods beginning on or after January 1, 2013. The Crane America Services business, formerly part of the MHPS segment, and the legacy services business, formerly part of the AWP segment, will both be consolidated within the Cranes segment for financial reporting periods beginning on or after January 1, 2013 and will be run together as the Company's North America Services business.

Terex Aerial Work Platforms: Net sales for the AWP segment for the fourth quarter of 2012 increased $22.0 million, or 5.0%, to $459.4 million versus the fourth quarter of 2011. This increase was primarily due to continued fleet replenishment in North America and stronger price realization. Increased service penetration in the aerials and utilities businesses also contributed to the increase. This was partially offset by lower sales of telehandlers due to a planned production shutdown as the business converted to a new product design that is now in production and shipping.

Income from operations in the fourth quarter of 2012 was $42.6 million, or 9.3% of net sales, compared to income from operations of $26.2 million, or 6.0% of net sales, during the fourth quarter of 2011. Income from operations was negatively impacted by increased inventory charges which was more than offset by benefits from improved price realization and customer mix.

Terex Construction: Net sales for the Construction segment for the fourth quarter of 2012 decreased $142.6 million, or 34.9%, to $266.4 million versus the fourth quarter of 2011. The Company continued to see weakness primarily due to weak order intake earlier in 2012 for various types of construction equipment, particularly with softness in material handlers resulting from low steel scrap prices and decreased utilization on existing equipment. The Company's compact construction equipment in Western Europe and rigid trucks in developing markets also experienced decreased sales when compared with the same period in 2011.

Loss from operations in the fourth quarter of 2012 was $44.9 million, or 16.9% of net sales, compared to a loss from operations of $2.8 million, or 0.7% of net sales, during the fourth quarter of 2011. Operating results were negatively impacted with a fourth quarter charge of $33 million related to the decision to exit or sell certain compact construction component manufacturing businesses in Germany and roadbuilding businesses in the U.S. and Brazil. Lower sales volumes, partially offset by improved price realization and cost savings initiatives taken in 2011 and 2012, also negatively impacted operating results. The Company has taken further actions to decrease production to match current market demand during the first quarter of 2013.

Terex Cranes: Net sales for the Cranes segment for the fourth quarter of 2012 decreased $40.4 million, or 9.3%, to $394.9 million versus the fourth quarter of 2011. Net sales were negatively impacted by reduced demand in Western Europe. This was partially offset by strong demand in North America, Australia and the Middle East. Sales in the Middle East more than doubled from the same period last year, particularly in Turkey and Saudi Arabia.

Income from operations in the fourth quarter of 2012 was $45.7 million, or 11.6% of net sales, compared with income from operations of $14.0 million, or 3.2% of net sales, during the fourth quarter of 2011. Operating results benefited from improved price realization, cost reduction actions implemented in the prior year and an increase in aftermarket sales.

Terex Material Handling & Port Solutions: Net sales for the MHPS segment for the fourth quarter of 2012 decreased $80.3 million, or 15.4%, to $439.6 million versus the fourth quarter of 2011. Net sales decreased primarily due to weakness in sales of port equipment compared to the same period last year, as well as reduced volumes of standard material handling cranes and light crane systems.

Loss from operations was $21.9 million, or 5.0% of net sales, as compared with a loss from operations of $19.8 million, or 3.8% of net sales, during the fourth quarter of 2011. Operating performance decreased due to lower volumes, an unfavorable product mix and higher material costs, as well as approximately $16 million in charges for restructuring actions and accruals related to Brazilian post-employment benefit programs. For comparison purposes, approximately $22 million of acquisition related inventory revaluation charges in 2011 did not recur in 2012.

Terex Materials Processing: Net sales for the MP segment for the fourth quarter of 2012 decreased $18.7 million, or 10.9%, to $152.1 million versus the fourth quarter of 2011. While there were pockets of weakness globally driven by macroeconomic uncertainty, many end markets have stabilized. Decreased net sales were driven primarily by continued softness in Western European markets for the segment's screening products. This was partially offset by continued strength in North America and Australia driven by a broad range of end markets.

Income from operations in the fourth quarter of 2012 was $16.2 million, or 10.7% of net sales, compared to income from operations of $13.7 million, or 8.0% of net sales, during the fourth quarter of 2011. Operating performance improved primarily due to favorable manufacturing expense driven by supply chain savings as well as lower production and warranty costs.

Interest and Other income (expense): Net interest expense decreased by approximately $4 million from the fourth quarter of 2011 primarily due to the retirement of debt during the past year. Other expense decreased in the fourth quarter of 2012 by $3.4 million compared to other expense in the prior year quarter. Additionally, the Company recorded an expense of $30.7 million in the fourth quarter of 2012, primarily associated with redemption of the Company's 8% Senior Subordinated Notes, repricing of the outstanding term loans and the issuance of the Company's 6% Senior Notes.

Taxes: The effective tax rate for the fourth quarter of 2012 was 20.5% as compared to an effective tax rate of 64.2% for the fourth quarter of 2011. The lower effective tax rate for the fourth quarter of 2012 was primarily attributable to losses for which no tax benefit was recognized.

Capital Structure: The Company's liquidity at December 31, 2012 increased by approximately $149.6 million compared to September 30, 2012 and totaled $1,132.6 million, which comprised cash of $678.0 million and borrowing availability under the Company's revolving credit facilities of $454.6 million. The increase was mainly due to operational cash generation. During the quarter, the Company issued $850 million of 6% Senior Notes and used the proceeds to redeem all of the $800 million outstanding on the 8% Senior Subordinated notes. Cash provided by operations in the fourth quarter of 2012 was approximately $154 million as compared to approximately $130 million for the fourth quarter of 2011. Debt, less cash and cash equivalents, decreased approximately $101 million in the fourth quarter of 2012, to $1,420.7 million, compared to the third quarter of 2012, due to the positive cash flow generation.

Phil Widman, Senior Vice President and Chief Financial Officer commented, “I am pleased with our free cash flow generation in 2012. This allowed us to substantially reshape our capital structure, lower our interest expense and extend out maturities by an additional four years. We expect to make further progress in improving our balance sheet in 2013, by further reducing our debt.”

Return on Invested Capital (ROIC) was 8.0% for the period ended December 31, 2012, reflecting the improved income from operations as well as our cash generation.

The ratio of Debt, less cash and cash equivalents to EBITDA, as adjusted, improved from 4.9 at December 31, 2011 to 2.3 at December 31, 2012, primarily due to the increased earnings of the Company in 2012 versus 2011, as well as the focus on cash generation.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 27.2% at December 31, 2012, as compared to 26.6% at September 30, 2012. The increase was largely due to seasonal decline and softening demand in some segments and geographies. The Company now has a significant cash balance related to customer advances for orders to fund inventory purchases required for products with long lead times. As a result, the definition of Working Capital has been modified to include the advance payments. The Company is targeting its Working Capital as a percentage of Trailing Three Month Annualized Net Sales to be approximately 22% at the end of 2013.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $2,009 million at December 31, 2012, an increase of approximately 17% from September 30, 2012 and a decrease of approximately 7% from December 31, 2011.

The Company continued to see healthy levels of backlog at year end. Contributing to the sequential increase were the orders for AWP products driven largely by the recurring fleet orders the Company referenced during its third quarter results. For the quarter, AWP had its highest bookings level in more than four years with some machines now booked for delivery in the second half of 2013. This contributed to a 73% increase in AWP backlog from September 30, 2012. Overall, AWP customers continue to replace historically old fleets in order to have sufficient product available to meet the current utilization and are displaying confidence in expected end user demand.

The Company's Construction segment backlog increased by approximately 56% from September 30, 2012 primarily due to a large annual order for material handlers in Germany, increased demand for the Company's new concrete mixer trucks, and initial orders from the previously announced supply agreement for eight models of skid steer loaders for Takeuchi. Backlog decreased year-over-year primarily due to lower demand for compact construction equipment products during the same quarter in 2012 and the effect of a high backlog in 2011 due to long lead times for these products.

The Cranes backlog decreased primarily due to the segment's focus on margins and from lower demand for all-terrain cranes in most European markets due to macro-economic headwinds. This was largely offset by continued strong demand in North America for rough terrain and truck cranes.

MHPS backlog decreased primarily due to a decrease in orders for mobile harbor cranes and industrial cranes, mostly due to a dampened European economic environment. This was partially offset by incremental components of the large automated port equipment orders placed in July 2012 now being recognized within the reported 12-month backlog.

The Company's MP segment experienced a quarter-over-quarter increase in backlog mainly due to increased demand in North America. The year-over-year backlog decline reflected continued weakness in orders from European customers as compared to the end of 2011. Macro-economic uncertainty continued to keep customers on the sidelines and financial lending requirements for this type of equipment force prospective buyers in many cases to rent rather than buy. The trend within the industry continues to move toward more flexible and mobile solutions, and the type of equipment the segment produces is expected to recover as customer financing and confidence returns.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a one-hour conference call to review the financial results on Wednesday, February 20, 2013 at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company's website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company's website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements
This press release contains forward-looking information regarding future events or the Company's future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses, including Demag Cranes AG; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; our ability to timely manufacture and deliver products to customers; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks, including compliance with changing regulatory environments, the Foreign Corrupt Practices Act and other similar laws and political instability; a material disruption to one of our significant facilities; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$1,695.5	$1,956.6	$7,348.4	$6,504.6
Cost of goods sold	(1,387.9)	(1,654.0)	(5,902.8)	(5,544.3)
Gross profit	307.6	302.6	1,445.6	960.3
Selling, general and administrative expenses	(279.7)	(271.5)	(1,047.0)	(879.1)
Income (loss) from operations	27.9	31.1	398.6	81.2
Other income (expense)
Interest income	2.4	6.0	8.8	14.3
Interest expense	(34.6)	(41.7)	(164.6)	(134.9)
Loss on early extinguishment of debt	(30.7)	—	(83.0)	(7.7)
Amortization of debt issuance costs	(2.3)	(3.0)	(9.6)	(8.1)
Other income (expense) - net	0.8	(1.9)	5.4	139.7
Income (loss) from continuing operations before income taxes	(36.5)	(9.5)	155.6	84.5
(Provision for) benefit from income taxes	7.5	6.1	(54.2)	(50.4)
Income (loss) from continuing operations	(29.0)	(3.4)	101.4	34.1
Income (loss) from discontinued operations - net of tax	(0.7)	—	1.8	5.8
Gain (loss) on disposition of discontinued operations- net of tax	(1.9)	1.3	0.4	0.8
Net income (loss)	(31.6)	(2.1)	103.6	40.7
Net (income) loss attributable to noncontrolling interest	(1.7)	(0.8)	2.2	4.5
Net income (loss) attributable to Terex Corporation	$(33.3)	$(2.9)	$105.8	$45.2
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$(30.7)	$(4.2)	$103.6	$38.6
Income (loss) from discontinued operations - net of tax	(0.7)	—	1.8	5.8
Gain (loss) on disposition of discontinued operations - net of tax	(1.9)	1.3	0.4	0.8
Net income (loss) attributable to Terex Corporation	$(33.3)	$(2.9)	$105.8	$45.2
Basic Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$(0.28)	$(0.04)	$0.94	$0.35
Income (loss) from discontinued operations - net of tax	—	—	0.02	0.05
Gain (loss) on disposition of discontinued operations - net of tax	(0.02)	0.01	—	0.01
Net income (loss) attributable to Terex Corporation	$(0.30)	$(0.03)	$0.96	$0.41
Diluted Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$(0.28)	$(0.04)	$0.91	$0.35
Income (loss) from discontinued operations - net of tax	—	—	0.02	0.05
Gain (loss) on disposition of discontinued operations - net of tax	(0.02)	0.01	—	0.01
Net income (loss) attributable to Terex Corporation	$(0.30)	$(0.03)	$0.93	$0.41
Weighted average number of shares outstanding in per share calculation
Basic	110.5	109.7	110.3	109.5
Diluted	110.5	109.7	113.9	110.7

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	December 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$678.0	$774.1
Trade receivables (net of allowance of $38.8 and $42.5 at December 31, 2012 and 2011, respectively)	1,077.7	1,178.1
Inventories	1,715.6	1,758.1
Other current assets	326.1	342.9
Total current assets	3,797.4	4,053.2
Non-current assets
Property, plant and equipment - net	813.3	835.5
Goodwill	1,245.3	1,232.9
Intangible assets - net	474.4	519.5
Other assets	418.7	422.3
Total assets	$6,749.1	$7,063.4

Liabilities and Stockholders' Equity
Current liabilities
Notes payable and current portion of long-term debt	$83.8	$77.0
Trade accounts payable	635.5	764.6
Accrued compensation and benefits	226.2	222.3
Accrued warranties and product liability	97.6	111.0
Customer advances	312.9	223.2
Income taxes payable	87.7	185.2
Other current liabilities	272.3	307.6
Total current liabilities	1,716.0	1,890.9
Non-current liabilities
Long-term debt, less current portion	2,014.9	2,223.4
Retirement plans	430.7	344.6
Other non-current liabilities	309.3	416.1
Total liabilities	4,470.9	4,875.0

Commitments and contingencies
Redeemable noncontrolling interest	246.9	—
Stockholders' equity
Common stock, $.01 par value - authorized 300.0 shares; issued 122.9 and 121.9 shares at December 31, 2012 and 2011, respectively	1.2	1.2
Additional paid-in capital	1,260.7	1,271.8
Retained earnings	1,467.7	1,361.9
Accumulated other comprehensive (loss) income	(124.1)	(125.5)
Less cost of shares of common stock in treasury - 13.0 and 13.1 shares at December 31, 2012 and 2011, respectively	(597.8)	(599.1)
Total Terex Corporation stockholders' equity	2,007.7	1,910.3
Noncontrolling interest	23.6	278.1
Total stockholders' equity	2,031.3	2,188.4
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$6,749.1	$7,063.4

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Twelve Months Ended December 31,
	2012	2011
Operating Activities of Continuing Operations
Net income	$103.6	$40.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Discontinued operations	(2.2)	(6.6)
Depreciation and amortization	153.0	126.6
Deferred taxes	(25.2)	(2.0)
Gain on sale of assets	(5.9)	(173.5)
Loss on early extinguishment of debt	99.0	7.7
Stock-based compensation expense	29.1	23.4
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	122.5	(181.2)
Inventories	(55.0)	(26.1)
Trade accounts payable	(126.3)	64.6
Other, net	(0.3)	149.1
Net cash provided by (used in) operating activities of continuing operations	292.3	22.7
Investing Activities of Continuing Operations
Capital expenditures	(82.5)	(79.1)
Acquisitions of businesses, net of cash acquired	(3.4)	(1,035.2)
Other investments	(24.1)	(16.1)
Proceeds from disposition of discontinued operations	3.5	0.5
Proceeds from sale of assets	34.6	539.6
Other investing activities, net	(4.4)	(2.2)
Net cash (used in) provided by investing activities of continuing operations	(76.3)	(592.5)
Financing Activities of Continuing Operations
Repayments of debt	(1,533.0)	(447.8)
Proceeds from issuance of debt	1,234.3	926.7
Payment of debt issuance costs	(20.7)	(26.6)
Purchase of noncontrolling interest	(3.5)	(6.3)
Distributions to noncontrolling interest	(4.9)	—
Other financing activities, net	4.5	4.6
Net cash provided by (used in) financing activities of continuing operations	(323.3)	450.6
Effect of Exchange Rate Changes on Cash and Cash Equivalents	11.2	(0.9)
Net Increase (Decrease) in Cash and Cash Equivalents	(96.1)	(120.1)
Cash and Cash Equivalents at Beginning of Period	774.1	894.2
Cash and Cash Equivalents at End of Period	$678.0	$774.1

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Fourth Quarter				Year-to-Date
	2012		2011		2012		2011
		% of Net Sales		% of Net Sales		% of Net Sales		% of Net Sales
Consolidated
Net sales	$1,695.5		$1,956.6		$7,348.4		$6,504.6
Gross profit	307.6	18.1%	302.6	15.5%	1,445.6	19.7%	960.3	14.8%
SG&A	279.7	16.5%	271.5	13.9%	1,047.0	14.2%	879.1	13.5%
Income from operations	$27.9	1.6%	$31.1	1.6%	$398.6	5.4%	$81.2	1.2%

AWP
Net sales	$459.4		$437.4		$2,104.6		$1,750.0
Gross profit	96.6	21.0%	80.3	18.4%	437.2	20.8%	278.3	15.9%
SG&A	54.0	11.8%	54.1	12.4%	209.5	10.0%	192.0	11.0%
Income from operations	$42.6	9.3%	$26.2	6.0%	$227.7	10.8%	$86.3	4.9%

Construction
Net sales	$266.4		$409.0		$1,308.7		$1,505.6
Gross profit	2.1	0.8%	44.2	10.8%	113.7	8.7%	163.1	10.8%
SG&A	47.0	17.6%	47.0	11.5%	157.3	12.0%	181.5	12.1%
Loss from operations	$(44.9)	(16.9)%	$(2.8)	(0.7)%	$(43.6)	(3.3)%	$(18.4)	(1.2)%

Cranes
Net sales	$394.9		$435.3		$1,491.9		$1,543.0
Gross profit	93.4	23.7%	62.5	14.4%	317.4	21.3%	220.4	14.3%
SG&A	47.7	12.1%	48.5	11.1%	174.0	11.7%	194.7	12.6%
Income from operations	$45.7	11.6%	$14.0	3.2%	$143.4	9.6%	$25.7	1.7%

MHPS
Net sales	$439.6		$519.9		$1,840.3		$1,077.3
Gross profit	77.4	17.6%	77.0	14.8%	406.9	22.1%	142.8	13.3%
SG&A	99.3	22.6%	96.8	18.6%	393.5	21.4%	207.5	19.3%
Income (loss) from operations	$(21.9)	(5.0)%	$(19.8)	(3.8)%	$13.4	0.7%	$(64.7)	(6.0)%

MP
Net sales	$152.1		$170.8		$661.5		$682.8
Gross profit	34.5	22.7%	30.7	18.0%	149.6	22.6%	135.8	19.9%
SG&A	18.3	12.0%	17.0	10.0%	74.3	11.2%	76.3	11.2%
Income from operations	$16.2	10.7%	$13.7	8.0%	$75.3	11.4%	$59.5	8.7%

Corporate/Eliminations
Net sales	$(16.9)		$(15.8)		$(58.6)		$(54.1)
Gross profit	3.6	(21.3)%	7.9	(50.0)%	20.8	(35.5)%	19.9	(36.8)%
SG&A	13.4	(79.3)%	8.1	(51.3)%	38.4	(65.5)%	27.1	(50.1)%
Loss from operations	$(9.8)	58.0%	$(0.2)	1.3%	$(17.6)	30.0%	$(7.2)	13.3%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

As changes in foreign currency exchange rates have a non-operating impact on our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions that were not included in comparable prior periods is subtracted from the absolute change in results to allow for better comparability of results between periods.

After-tax gains or expense and per share amounts (Income from continuing operations as adjusted) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Fourth Quarter 2012	Pre-Tax	Tax Rate	After-Tax	EPS*
Debt – Early Extinguishment	$(30.7)	35.7%	$(19.7)	$(0.18)
Restructuring and related items	(22.5)	**	(15.7)	(0.14)
Roadbuilding Related	(15.3)	**	(10.0)	(0.09)
Post-Employment Benefits and Other	(10.8)	**	(7.2)	(0.06)
Total EPS Effect	$(79.3)		$(52.6)	$(0.47)

* Based on weighted average diluted shares of 114.2M
** Based on a jurisdictional blend

Fourth Quarter 2011	Pre-Tax	Tax Rate	After-Tax	EPS*
Acquisition inventory step-up amortization	$(22.1)	30.7%	$(15.3)	$(0.14)
Supplier quality issues	(5.2)	35.8%	(3.3)	(0.03)
Restructuring and related items	(15.6)	**	(12.9)	(0.12)
Total EPS Effect	$(42.9)		$(31.5)	$(0.29)

* Based on weighted average diluted shares of 110.4M
** Based on a jurisdictional blend

Full Year 2012	Pre-Tax	Tax Rate	After-Tax	EPS*
Debt - Early Extinguishment	$(80.6)	**	$(52.0)	$(0.46)
Restructuring and related items	(30.7)	**	(21.4)	(0.19)
Change in UK rate	-	-	(1.6)	(0.01)
Write down of acquisition related note	(12.3)	-	(12.3)	(0.11)
Roadbuilding related	(15.3)	**	(10.0)	(0.09)
Post-Employment benefits and other	(10.8)	**	(7.1)	(0.06)
Total EPS Effect	$(149.7)		$(104.4)	$(0.92)

* Based on weighted average diluted shares of 113.9M
** Based on a jurisdictional blend

Full Year 2011	Pre-Tax	Tax Rate	After-Tax	EPS*
Acquisition Related Costs	$(74.4)	**	$(55.8)	$(0.50)
Supplier quality issues	(5.2)	35.8%	(3.3)	(0.03)
Restructuring and related items	(63.5)	**	(54.3)	(0.49)
Gain on sale of BUCY shares	167.8	35.8%	107.7	0.97
Debt – Early Extinguishment	(7.7)	35.8%	(4.9)	(0.04)
Other	0.9	**	(1.8)	(0.02)
Total EPS Effect	$17.9		$(12.4)	$(0.11)

* Based on weighted average diluted shares of 110.7M
** Based on a jurisdictional blend

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Dec 31, 2012	Dec 31, 2011	% change	Sept 30, 2012	% change
Consolidated Backlog	$2,009.1	$2,160.7	(7)%	$1,717.6	17%
AWP	$652.3	$652.1	-	$376.2	73%
Construction	$209.0	$243.1	(14)%	$133.7	56%
Cranes	$482.2	$532.7	(9)%	$506.4	(5)%
MHPS	$595.2	$652.1	(9)%	$636.2	(6)%
MP	$70.4	$80.7	(13)%	$65.1	8%

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Dec 31, 2012	Sept 30, 2012
Trade Accounts Payable	$635.5	$738.9
Cost of goods sold for the three months ended	1,387.9	1,443.4
	x 4	x 4
Annualized cost of goods sold	$5,551.6	$5,773.6

Quotient	0.1145	0.1280
	X 365 days	X 365 days
Days Payable Outstanding	42 days	47 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Dec 31, 2012	Sept 30, 2012
Trade Receivables	$1,077.7	$1,174.1
Net sales for the three months ended	1,695.5	1,822.0
	x 4	x 4
Annualized net sales	$6,782.0	$7,288.0

Quotient	0.1589	0.1611
	x 365 days	x 365 days
Days Sales Outstanding	58 days	59 days

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Dec 31, 2012
Long term debt, less current portion	$2,014.9
Notes payable and current portion of long-term debt	83.8
Debt	$2,098.7

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Condensed Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Income (loss) from operations	$27.9	$31.1	$398.6	$81.2
Depreciation	27.4	22.5	100.4	89.5
Amortization	13.3	14.8	52.6	37.1
Bank fee amortization not included in Income (loss) from operations	(2.3)	(3.0)	(9.6)	(8.1)
EBITDA	$66.3	$65.4	$542.0	$199.7
Operating profit adjustments			69.1	111.9
Adjusted EBITDA			$611.1	$311.6

MHPS - EBITDA	Twelve months ended December 31,2012
Income (loss) from operations - MHPS	$13.4
Depreciation	35.4
Amortization	30.1
Bank fee amortization not included in Income (loss) from operations	(0.5)
EBITDA - MHPS	$78.4
Operating profit adjustments	22.3
Adjusted EBITDA - MHPS	$100.7

Free cash flow is defined as income from operations plus depreciation and amortization, proceeds from the sale of assets, certain impairments and write-downs, plus or minus changes in working capital, customer advances and rental/demo equipment and less capital expenditures.

Three months ended December 31, 2012
Income from operations	$27.9
Depreciation and amortization	40.7
Proceeds from sale of assets	3.3
Changes in working capital	38.1
Customer advances	55.6
Rental/demo equipment	0.3
Capital expenditures	(26.4)
Free cash flow	$139.5

Income (loss) from operations as adjusted: The Company adjusts income (loss) from operations for items it believes are not reflective of operating activities in the periods.

	Three months ended Dec 31,		Twelve Months ended Dec 31,
	2012	2011	2012		2011
Income (loss) from operations as reported	$27.9	$31.1		$398.6	$81.2
Write Down of Acquisition Related Note	—	—		12.3	—
Acquisition Related	—	22.1		—	41.4
Roadbuilding Related	15.3	—		15.3	—
Restructuring and Related Items	22.5	15.6		30.7	63.5
Other Items	10.8	5.2		10.8	7.0
Income (loss) from operations as adjusted	$76.5	$74.0	$	$467.7	$193.1

Inventory Turns and Days: Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance. Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days	Dec 31, 2012	Sept 30, 2012
Inventory	$1,715.6	$1,760.9
Cost of goods sold for the three months ended	1,387.9	1,443.4
	x 4	x 4
Annualized cost of sales	$5,551.6	$5,773.6

	365 days/	365 days/
Inventory turns	3.24x	3.28 x
Days Inventory	113 days	111 days

Operating Margin is defined as the ratio of Income (Loss) from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total Terex Corporation Stockholders' equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that returns on capital deployed in Terex Financial Services (“TFS”) do not represent management of the Company's primary operations and, therefore, TFS finance receivable assets and results of operations have been excluded from the calculation below. Additionally, the Company does not believe that the deferred gain on marketable securities is reflective of its ongoing operations and has been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. Total Terex Corporation Stockholders' equity is adjusted to include redeemable noncontrolling interest as this item is deemed to be temporary equity and therefore the Company believes it should be included in the denominator of the ROIC ratio. The Company calculates ROIC using the last four quarters' NOPAT as this represents the most recent twelve-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters' ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company's primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders' equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company's performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders' equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Dec '12	Sept '12	Jun '12	Mar '12	Dec '11
Provision for (benefit from) income taxes	$(7.5)	$8.8	$44.1	$8.8
Divided by: Income (loss) before income taxes	(36.5)	37.1	124.6	30.4
Effective tax rate	20.5%	23.7%	35.4%	28.9%

Income from operations as adjusted	$26.3	$132.6	$175.5	$64.2
Multiplied by: 1 minus Effective tax rate	79.5%	76.3%	64.6%	71.1%
Adjusted net operating income after tax	$20.9	$101.2	$113.4	$45.6

Debt (as defined above)	$2,098.7	$2,063.8	$2,402.8	$2,608.5	$2,300.4
Less: Cash and cash equivalents	(678.0)	(542.6)	(841.5)	(973.2)	(774.1)
Debt less Cash and cash equivalents	$1,420.7	$1,521.2	$1,561.3	$1,635.3	$1,526.3

Total Terex Corporation stockholders' equity as adjusted	$2,103.7	$2,149.2	$2,089.2	$1,881.0	$1,785.4

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' quity as adjusted	$3,524.4	$3,670.4	$3,650.5	$3,516.3	$3,311.7

December 31, 2012 ROIC	8.0%
Adjusted net operating income (loss) after tax (last 4 quarters)	$281.1
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted (5 quarters)	$3,534.7

	Three months ended 12/31/12	Three months ended 9/30/12	Three months ended 6/30/12	Three months ended 3/31/12
Reconciliation of income (loss) from operations:
Income from operations as reported	$27.9	$131.9	$175.0	$63.8
(Income) loss from operations for TFS	(1.6)	0.7	0.5	0.4
Income from operations as adjusted	$26.3	$132.6	$175.5	$64.2

Reconciliation of Terex Corporation stockholders' equity:	As of 12/31/12	As of 9/30/12	As of 6/30/12	As of 3/31/12	As of 12/31/11
Terex Corporation stockholders' equity as reported	$2,007.7	$2,054.6	$1,989.6	$1,996.7	$1,910.3
Less: TFS assets	(150.9)	(142.3)	(129.9)	(115.7)	(124.6)
Redeemable noncontrolling interest	246.9	236.9	229.5	—	—
Deferred (gain) loss on marketable securities	—	—	—	—	(0.3)
Terex Corporation stockholders' equity as adjusted	$2,103.7	$2,149.2	$2,089.2	$1,881.0	$1,785.4

Total Capitalization is a measure that aids in the evaluation of the Company's balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company's valuation, liquidity and overall health. Total capitalization as of December 31, 2012 is defined as the sum of:

·	Total Terex Corporation stockholders' equity; and

·	Debt (as defined above);

·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$2,007.7
Debt (as defined above)	2,098.7
Less: Cash and cash equivalents	(678.0)
Total Capitalization	$3,428.4

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Fourth Quarter 2012 Net Sales		$1,695.5
	x	4
Trailing Three Month Annualized Net Sales		$6,782.0

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable and Customer Advances. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. For the periods stated below, working capital was:

	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
Inventories	$1,715.6	$1,760.9	$1,758.1
Trade Receivables	1,077.7	1,174.1	1,178.1
Less: Trade Accounts Payable	(635.5)	(738.9)	(764.6)
Less: Customer Advances	(312.9)	(254.2)	(223.2)
Total Working Capital	$1,844.9	$1,941.9	$1,948.4

###
Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com